SIGNATURE PAGE
AGREEMENT FOR THE RIDGLEY-STEMMONS, LIMITED
PARTNERSHIP-JOINT VENTURE

This partnership agreement made and entered into this 2nd day of ~~May~~ March, 2012 by and between Glenn E. Ridgley, Jr. hereinafter referred to as General Partner, Seafarer Exploration Corp. hereinafter referred to as Limited Partner.

In consideration of the mutual promises contained in this Limited Partnership Agreement herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. LIMITED PARTNER agrees to convey to the LIMITED PARTNERSHIP 12 Thousand dollars at this time for 16 % of the NET INCOME received by GENERAL PARTNER pursuant to the Ridgley – Stemmons, Limited Partner - Joint Venture.

2. A Division Committee made up of LIMITED PARTNERS will be appointed to devise an equitable method and time schedule for the division, distribution, of the treasure items. Limited Partner agrees to abide by the decision, of the Division Committee. Limited Partner agrees that all ancillary right's including but not limited to: publicity, movies, literary and replica rights with respect to the discovery of and items from the above mentioned site, are exclusively the property of General Partner.

3. Limited Partner agrees to pay Missouri Income Tax if required by the state.

4. This is the only agreement between the parties hereto and there are no verbal agreements. This contract expires June, 01 2012.

It is understood that this Limited Partnership has entered into agreement with General Partner which is attached hereto.

IN WITNESS WHEREOF, the parties hereto have signed below in agreement as of this 1st day of May, 2012

Glenn E. Ridgley Jr.

Glenn E. Ridgley, Jr./ General Partner

Shawn Dudley May 1 2012

Witness

Kyle Kennedy CEO
Seafarer Exploration Corp.
14497N. Dale Mabry Hwy.
Ste. 209 N. / Tampa, FL. 33618

Krystal Kennedy

Witness

SHAWN DUDLEY
Notary Public, State of Florida
Commission# DD806203
My comm. expires July 11, 2013

NOTARY PUBLIC